Exhibit 5.1

November 20, 2012

Superconductor Technologies Inc.
9101 Wall Street
Austin, Texas 78754

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Superconductor Technologies Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,333,334 shares (the “Firm Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and up to an additional 500,000 shares of Common Stock in connection with an exercise of the underwriter’s overallotment option (the “Option Shares” and together with the Firm Shares, the “Shares”).  The Shares are included in a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2011 and amended by Amendment No. 1 to Form S-3 filed with the Commission on April 11, 2011 (Registration No. 333-172190) (the “Registration Statement”). The Shares are to be issued pursuant to a prospectus supplement dated November 20, 2012 (the “Prospectus Supplement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein.  Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, limitations and exceptions set forth herein, we are of the opinion that as of the date hereof, the Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered against the consideration therefor in each case as provided pursuant to the terms of the Underwriting Agreement, dated as of November 20, 2012, by and between Aegis Capital Corp., as underwriter, and the Company, will be validly issued, fully paid and nonassessable.

We express no opinion as to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws).  Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.  This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about November 26, 2011.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP